Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of our report dated April 30, 2025 with respect of our audits of the consolidated statements of financial position of Oriental Rise Holdings Limited as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ PKF Littlejohn LLP
PKF Littlejohn LLP
London, United Kingdom
March 9, 2026